EXHIBIT 10.37

Oral Agreement by and between
American Home Bank, National Association and
Construction Mortgage Acceptance Corporation

In 2006, American Home Bank, National Association (“AHB”) entered into an agreement with Construction Mortgage Acceptance Corporation (“CMAC”) for  the use of certain Web based applications hosted by Affinigent, Inc. The terms of the agreement is on a month to month basis for a fee of $1,000 per month.  AHB and CMAC may terminate this arrangement at any time.

James M. Deitch, AHB’s Chairman and Chief Executive Officer, owns 56.18% of CMAC and Anna R. Smith, AHB’s President and Chief Operating Officer, owns 3.8% of CMAC.